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                                                                       EXHIBIT 4


                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


                 This Amendment (the "Amendment"), dated as of November 23, 1997, is entered into by and between MAPCO Inc., a Delaware corporation (the "Company"), and Harris Trust Company of New York, a New York trust company, as Rights Agent (the "Rights Agent").

                 WHEREAS, the Company and the Rights Agent have entered into an Rights Agreement, dated as of May 29, 1996 (the "Agreement");

                 WHEREAS, the Company wishes to amend the Agreement;

                 WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Stock Acquisition Date the Company may, by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend certain provision of the Agreement without the approval of any holders of Rights; and

                 WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein;

                 NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

                 1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

                 2. Section 1.1(a) of the Agreement is amended to add the following sentence to the end thereof:

                 "Notwithstanding anything in this Agreement to the contrary, neither The Williams Companies, Inc. ("Parent") nor any subsidiary of Parent (any such subsidiary being referred to herein as "Merger Sub") established to effect the Merger (as defined herein) shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by the Agreement and Plan of Merger, dated as of November 23, 1997, as the same may be amended from time to time, by and among the Parent, TML Acquisition Corp., a Delaware corporation and a wholly-
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         owned subsidiary of Parent, and the Company (the "Merger Agreement"),
         pursuant to which Merger Sub will be merged (the "Merger") with and into the Company."

                 3. Section 1.1 (ee) is amended to add the following sentence at the end thereof:

                 "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Date."

                 4. Section 3(a) of the Agreement is amended to add the following sentence at the end of the first sentence thereof immediately prior to the period:

                 "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date."

                 5. Section 7(a) of the Agreement is amended by (a) deleting the word "or" at the end of clause (iii) thereto, and (b) adding the following clause immediately following clause (iv) thereof and prior to the parenthetical:

                 "or (v) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), provided, however, that if the Merger contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earlier of (i), (ii), (iii) or (iv) above, and no Expiration Date shall be deemed to have occurred as a result of this clause (v)."

                 6. Section 11(a)(ii) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

                 "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 11(a)(ii) Event.





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                 7.  Section 13(a) of the Agreement is amended to add the
following at the end thereof immediately prior to the period:

                 "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 13 Event."

                 8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                 9. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

                 10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                 11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 23rd day of November, 1997.

                                        MAPCO INC.

                                        By:     /s/ James E. Barnes
                                            ------------------------------------
                                            Name:        James E. Barnes
                                            Title:       Chairman of the Board,
                                                           President and Chief
                                                           Executive Officer

                                        HARRIS TRUST COMPANY OF
                                        NEW YORK

                                        By:    /s/ Steven Rothblum
                                            ------------------------------------
                                            Name:    Steven Rothblum
                                            Title:   President





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